                                  PRESS RELEASE

May 5, 2000 - All Star Gas extends offer to purchase and solicitation of consents to amendment of its 12 7/8% notes.

         All Star Gas Corporation extended until May 26, 2000 its offer to purchase all $127,200,000 of its 12 7/8% senior secured notes due 2004 and the consent solicitation to the amendment of the indenture governing the notes. The aggregate consideration for the purchase and consent is $100,000,000, or $786 per $1,000 principal amount of the notes, payable at closing of the offer without any further accrual of interest. The Company is considering alternatives to the forms of consideration payable by the Company for the notes. Approximately $91,135,000 of the notes have been tendered. Consummation of the offer is subject to several conditions including the amendment of the indenture governing the notes and closing of the sale of certain of the Company's assets. No assurance can be given that the transaction will be completed as proposed.

         This Press Release includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. There can be no assurance that such expectations will prove to be correct. Investors and prospective investors should read this Press Release in conjunction with the Company's periodic reports filed with the Securities and Exchange Commission.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417-532-3103.